UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2008

SED International Holdings, Inc..
(Exact name of Registrant as specified in its charter)

Georgia	0-16345	22-2715444
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4916 North Royal Atlanta Drive, Tucker, Georgia	30084
(Address Of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: (770) 491-8962

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5-CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 18, 2008, in compliance with the terms and conditions of a settlement agreement with a group of shareholders, collectively referred to as the North & Webster Group, the Board of Directors of SED International Holdings, Inc. (the “Company”) expanded the size of the board from six to eight members and elected Samuel A. Kidston and J.K. Hage III, respectively, as Class II and Class I directors to fill the new vacancies. Both of Messrs. Kidston and Hage are “independent” under the independence standards applicable to the Company including Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. A copy of press release announcing these actions is attached as Exhibit 99.1 hereto.

None of Messrs. Kidston and Hage had any direct or indirect interest in any transactions with the Company that requires disclosure under Item 404(a) of Regulation S-K. There is no existing family relationship between any of them and any director or executive officer of the Company.

BIOGRAPHICAL INFORMATION REGARDING THE
INCOMING DIRECTORS

The principal occupation and a brief summary of the backgrounds of Messrs. Kidston and Hage are as follows:

Samuel A. Kidston, 33, is the founder and Chief Investment Officer of North & Webster, LLC, an investment management and advisory firm. Prior to founding North & Webster, LLC, Mr. Kidston served as an equity analyst at BlackRock, Inc., from December 2001 to March 2006. Mr. Kidston earned a B.A. from Wesleyan University and received his Charter as an Investment Analyst from the CFA Institute.

J.K. Hage III, 57, is the Managing partner of the law firm of Hage & Hage LLC., where he has practiced law since 1978. Mr. Hage is a founder of the Griffiss Institute, a nonprofit organization dedicated to research, training and services in information security. From November 2004 to May 2006, he served as its General Counsel and from February 2003 to November 2004, he served as its first Executive Director. Mr. Hage earned a B.A. from Hamilton College and a J.D. from Albany Law School and is admitted to both the, New York and the Alaska Bars.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.		Description
99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SED International Holdings, Inc.

Dated: December 23, 2008	By:	/s/ Jean Diamond
Jean Diamond,
Chief Executive Officer